Exhibit 10.9

EMPLOYMENT AGREEMENT

AGREEMENT, dated this 10th day of March, 2020 by and between FACTOR SYSTEMS, INC. d/b/a BILLTRUST, a Delaware corporation with principal executive offices at 100 American Metro Boulevard, Suite 150, Hamilton, New Jersey 08619 (the “Company”), and Mark Shifke (“Executive”).

W I T N E S S E T H:

The Company is desirous of employing Executive as Chief Financial Officer of the Company, and Executive is desirous of serving the Company in such capacity, all upon the terms and subject to the conditions hereinafter provided.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

1.          Employment.

The Company agrees to employ Executive, and Executive agrees to be employed by the Company, upon the terms and subject to the conditions of this Agreement.

2.          Term.

The employment of Executive as provided in Section 1 will be for a period of three (3) years commencing on the date hereof, unless sooner terminated as hereinafter provided (the “Term”) and shall automatically renew from year to year thereafter unless either party gives at least sixty (60) days prior written notice of termination.

3.          Duties; Best Efforts; Indemnification; Place Of Performance.

(a)          Executive shall serve as Chief Financial Officer of the Company, reporting to the Chief Executive Officer of the Company and shall perform such duties as are customarily performed by the Chief Financial Officer.  Executive shall also have such other powers and duties as may be from time to time prescribed by the Chief Executive Officer, provided that the nature of Executive’s powers and duties so prescribed shall not be inconsistent with Executive’s position and duties hereunder.

(b)          Executive shall devote his full business time, attention and energies to the business and affairs of the Company, shall use his best efforts to advance the best interests of the Company and shall not during the Term be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage; provided, however, that Executive may engage in charitable, educational, religious, civic and similar types of activities and serve on the board of directors of no more than one (1) external company, in each case to the extent that such activities do not interfere with the performance by Executive of his duties hereunder or Executive’s availability to perform such duties or that will adversely affect, or negatively reflect upon, the Company.  Notwithstanding the foregoing, active engagement in other business activities, or service on the board of directors of any companies in excess of one (1) external company may be permitted with the prior approval of the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”).

(c)          Subject to the provisions of the Company’s Certificate of Incorporation and By-Laws, each as amended from time to time, the Company shall indemnify Executive (and provide reimbursement of reasonable expenses as incurred) to the fullest extent permitted by the laws of the State of Delaware, as amended from time to time, for all amounts (including, without limitation, judgments, fines, settlement payments, expenses and attorney’s fees) actually and reasonably incurred or paid by Executive in connection with any action, suit, investigation or proceeding arising out of or relating to the performance by Executive of services for, or the acting by Executive as a director, officer or employee of, the Company or any other person or enterprise at the Company’s request if Executive acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The Company shall at all times during the Term maintain appropriate levels of Director and Officer Liability insurance and shall provide coverage thereunder to Executive.

(d)          In connection with his employment by the Company, Executive shall be based at the principal executive offices of the Company currently located in Lawrence Township, New Jersey or, subject to the provisions of Section 5(c), such other place as the Board may authorize.

4.          Compensation.

(a)          Base Salary.  The Company shall pay Executive an annualized base salary (the “Base Salary”) of $325,000, payable in accordance with the Company’s regular payroll practices.  Such Base Salary shall be subject to annual review and adjustment as may be determined by the Compensation Committee and approved by the Board in its sole discretion.

(b)          Annual Incentive Compensation.  Executive will be entitled to participate in the Company’s Annual Incentive Plan at an annual target bonus of $150,000 (the “Target Bonus”).  Such bonus, if any, will be payable based upon the achievement of individual and corporate performance goals to be established in good faith by the Compensation Committee (the “Target”).  In the event that Executive is employed at any time during a calendar year for which a Target Bonus could be paid, regardless of whether Executive remains employed by the Company as of (x) the date upon which the Target has been met, (y) the date upon which the determination is made that the Target has been met or (z) the date of the applicable bonus payment, within seventy-five (75) days after the first day of the following calendar year for which the Target Bonus could have been earned Executive shall be entitled to receive, and the Company shall pay to Executive, a cash bonus calculated in accordance with Section 6(e) below.

(c)          Stock Options and Other Long-Term Incentive Awards.  In connection with the execution of this Agreement, the Company shall award Executive an option (the “Option”) under the Company’s stock incentive plan to purchase 192,500 shares of the Company’s Common Stock at an exercise price of $24.66 per share exercisable in eight (8) equal installments on each six (6) month anniversary following the grant date and otherwise in accordance with the separate Stock Option Agreement between the Company and Executive (the “Option Agreement”).  At the sole discretion of the Compensation Committee or the Board, additional stock options or other long-term incentive awards may be granted to Executive from time to time and as deemed appropriate by the Compensation Committee or the Board.

(d)          Participation in Benefit Plans.  During the Term, Executive will be eligible to participate in all Company employee benefit plans, policies and arrangements that are applicable to senior executives of the Company as such plans, policies and arrangements may be in effect from time to time and subject to the terms thereof.

(e)          Vacation.  Executive shall be entitled to paid vacation and paid holidays in accordance with the Company’s policy for executives of the Company.

(f)          Out-of-Pocket Expenses.  The Company shall promptly pay to Executive on a monthly basis the reasonable expenses incurred by him in the performance of his duties hereunder, including, without limitation, those incurred in connection with business-related travel and entertainment, or, if such expenses are paid directly by Executive, shall promptly reimburse him for such payment, provided that Executive properly accounts therefor in accordance with the Company's policy.

(g)          Withholding.  Payments made under this Section 4 shall be subject to applicable federal, state and local taxes and withholdings.

5.          Termination.

Executive's employment hereunder may be terminated as follows:

(a)          Upon Executive's Death or by the Company due to Executive’s Disability.  For purposes of this Agreement, a termination for Disability shall occur (i) upon the thirtieth (30th) day after the Board has provided a written termination notice to Executive supported by a written statement from a reputable independent physician to the effect that Executive shall have become so incapacitated as to be unable to resume, within the ensuing six (6) months, his employment hereunder by reason of physical or mental illness or injury or (ii) upon rendering of a written termination notice by the Board after Executive has been unable to substantially perform his duties hereunder for four (4) consecutive months or for six (6) months in any twelve (12) month period (exclusive of any vacation permitted under Section 4(e) hereof) by reason of any physical or mental illness.  For purposes of this Section 5(a), Executive agrees to make himself available for, and to cooperate in, any reasonable examination by a reputable independent physician retained by the Company.

(b)          By the Company for “Cause” or by Executive other than for “Good Reason”.  A termination for “Cause” is a termination evidenced by a resolution adopted by a vote of a majority of the members of the Board finding that Executive has (i) willfully failed to comply with any of the material terms of this Agreement, (ii) willfully failed to perform his duties hereunder, (iii) engaged in gross misconduct injurious to the Company or (iv) been convicted of, or pleaded nolo contendere to, a felony or a crime of moral turpitude; provided, however, that, with the exception of clause (iv) above, the Board shall notify Executive of its finding and shall give Executive thirty (30) days after receipt of written notice in which to cure.

(c)          By the Company without “Cause” upon thirty (30) days prior written notice to Executive.

(d)          By Executive for "Good Reason". For the purposes of this Agreement, “Good Reason” shall mean (i) the assignment to Executive of any duties inconsistent in any adverse, material respect with his position, authority, duties or responsibilities as Chief Financial Officer of the Company or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, (ii) a reduction in the Executive’s Base Salary or Target Bonus or the termination of Executive’s rights to any employee benefits, except to the extent that any such benefit is replaced with a comparable benefit, or a reduction in scope or value thereof, other than solely prior to a Change in Control as a result of across-the-board reductions or terminations that apply to officers and employees of the Company generally and such reductions or terminations are proportionate for Executive as compared to all other officers and employees of the Company generally, (iii) a change by the Company in the location at which Executive performs his principal duties which new location is three (3) miles or further than the distance as measured from Executives current residence in zip code 10128 to the Company principal place of business located at 1009 Lenox Road, Lawrence Township, NJ. (iv) any change in Executive’s reporting relationship, provided that solely following a Change in Control in which the Company is acquired by a strategic acquirer, Executive may be required to report to the senior most executive of the division of which the Company became a part.   Notwithstanding the foregoing, in connection with a termination not following a Change in Control, Executive will not be deemed to have Good Reason unless Executive provides the Company with written notice of the condition giving rise to Good Reason within ninety (90) days after its initial occurrence, the Company fails to cure such condition within thirty (30) days following the date the Company receives such written notice (the “Good Reason No CiC Cure Period”) and such resignation is effective within thirty (30) days following the end of the Good Reason NoCiC Cure Period.  Notwithstanding the foregoing, Executive will not be deemed to have Good Reason in connection with a termination following a Change in Control, unless Executive provides the Company with written notice of the condition giving rise to Good Reason, and the Company fails to cure such condition within thirty (30) days following the date the Company receives such written notice (the “Good Reason CiC Cure Period”).

For the purposes of this Agreement, “Change in Control” shall mean (A) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization if more than fifty percent (50%) of the combined voting power of the continuing or surviving entity’s issued shares or securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization, (B) the sale, transfer or other disposition of all or substantially all of the Company’s assets or (C) any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of securities of the Company representing at least fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities (e.g., issued shares).  The term “person” in the preceding sentence shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude (x) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of any subsidiary of the Company and (y) a company owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the voting securities of the Company.

6.          Compensation upon Termination.

(a)          In the event of the termination of Executive’s employment as a result of Executive’s death, (i) the Company shall (x) pay to Executive’s estate his Base Salary through the date of Executive’s death and any benefits that have accrued to such date under the Company’s standard benefit plans, (y) continue to pay to Executive’s estate his Base Salary for the twelve (12) month period following Executive’s death and (z) for the twelve (12) month period following Executive’s death provide continuation coverage to the members of Executive’s family under all health plans and programs in which such family members participated immediately prior to Executive’s death, and (ii) all unvested Options that would have vested during the twelve (12) month period following Executive’s death (had Executive not died) shall become immediately vested and, together with any vested Options, shall be exercisable in accordance with the provisions of the Option Agreement.  In the event of the termination of Executive’s employment as a result of Executive’s Disability, (i) the Company shall pay to Executive his Base Salary through the termination date and any benefits that have accrued to such date under the Company’s standard benefit plans and for twelve (12) months following such termination provide continuation coverage to Executive under all health plans and programs in which Executive participated immediately prior to such termination, and (ii) all unvested Options that would have vested during the twelve (12) month period following such termination (had such termination not occurred) shall become immediately vested and, together with any vested Options, shall be exercisable in accordance with the provisions of the Option Agreement.  Except as aforesaid and as provided in Section 6(e), Executive shall have no further entitlement to any other compensation or benefits from the Company.

(b)          In the event of the termination of Executive's employment by the Company for Cause or by Executive other than for Good Reason, (i) the Company shall pay to Executive his Base Salary through the date of such termination and any benefits that have accrued to such date under the Company’s standard benefit plans, and (ii) all unvested Options shall be forfeited and all vested Options shall be exercisable in accordance with the provisions of the Option Agreement. Except as aforesaid, Executive shall have no further entitlement to any other compensation or benefits from the Company.

(c)          In the event that, absent a Change in Control, Executive’s employment is terminated (i) by the Company other than for Cause, Executive’s death, Disability or Permanent Disability (as defined in the Plan) or (ii) by Executive for Good Reason, then, subject to Executive’s delivery to the Company of a general release of claims, which such release shall be substantially in the form attached hereto as Exhibit A, and shall exclude, without limitation,  a release of any claims arising from or related to the Company’s severance obligations pursuant to this Section 6(c) or Section 6(d), as applicable, and Section 6(e) below (a “Release”)  that becomes effective and irrevocable within sixty (60) days following the date of such termination, the Company shall (x) pay to Executive his/her Base Salary through the date of such termination and any benefits that have accrued to such date under the Company’s standard benefit plans (which shall not be contingent on Executive’s execution and non-revocation of a Release), (y) continue to pay to Executive his/her Base Salary for six (6) months following such termination in accordance with the Company’s standard payroll practices, whereby the first of such payments shall commence on the first payroll period following the date the Release becomes effective and irrevocable and shall include any amount that would have been paid had the Release been effective and irrevocable on Executive’s termination date, and (z) for the same post-termination period as Executive’s Base Salary is being paid, provide COBRA continuation coverage to Executive under all health plans and programs in which Executive participated immediately prior to such termination (to the extent permitted by applicable law).  In addition, subject to Executive’s delivery to the Company of a Release that becomes effective and irrevocable within sixty (60) days following the date of such termination, (1) (a) if such termination occurs within six (6) months of the commencement date of Executive’s employment with the Company, all unvested Options that would have vested during the six (6) month period following such termination (had such termination not occurred) shall become immediately vested, (b) if such termination occurs between six (6) and nine (9) months following the commencement date of Executive’s employment with the Company, all unvested Options that would have vested during the nine (9) month period following such termination (had such termination not occurred) shall become immediately vested, and (c) if such termination occurs following the nine (9) month anniversary of the commencement date of Executive’s employment with the Company, all unvested Options that would have vested during the twelve (12) month period following such termination (had such termination not occurred) shall become immediately vested, and (2) together with any vested Options, shall be exercisable in accordance with the provisions of the Option Agreement through the earlier of (x) twelve (12) months following the date of such termination and (y) the expiration date noted in the Option Agreement.  Except as aforesaid and as provided in Section 6(e), Executive shall have no further entitlement to any other compensation or benefits from the Company.

(d)          In the event that, within three (3) months prior to or twelve (12) months following a Change in Control, Executive’s employment is terminated (i) by the Company other than for Cause, Executive’s death, Disability or Permanent Disability (as defined in the Plan) or (ii) by Executive for Good Reason, then, subject to Executive’s delivery to the Company of a Release that becomes effective and irrevocable within sixty (60) days following the date of such termination, the Company shall (x) pay to Executive his Base Salary through the date of such termination and any benefits that have accrued to such date under the Company’s standard benefit plans (which shall not be contingent on Executive’s execution and non-revocation of a Release), (y) continue to pay to Executive his Base Salary for twelve (12) months  following such termination in accordance with the Company’s standard payroll practices, whereby the first of such payments shall commence on the first payroll period following the date the Release becomes effective and irrevocable and shall include any amount that would have been paid had the Release been effective and irrevocable on Executive’s termination date, and (z) for the same post-termination period as Executive’s Base Salary is being paid, provide COBRA continuation coverage to Executive under all health plans and programs in which Executive participated immediately prior to such termination (to the extent permitted by applicable law).  In addition, subject to Executive’s delivery to the Company of a Release that becomes effective and irrevocable within sixty (60) days following the date of such termination, (1) all unvested Options shall become immediately vested on the later of (a) the date of such termination of Executive’s employment or (b) the effective date of the Change in Control and, (2) together with any vested Options, shall be exercisable in accordance with the provisions of the Option Agreement through the earlier of (x) twelve (12)  months following the date of such termination and (y) the expiration date noted in the Option Agreement.  Except as aforesaid and as provided in Section 6(e), Executive shall have no further entitlement to any other compensation or benefits from the Company.

(e)          In the event of any termination pursuant to Section 5(a), (c) and (d), the Company shall also pay Executive’s Target Bonus as follows, subject to Executive’s delivery to the Company of a Release that becomes effective and irrevocable within sixty (60) days following the date of such termination: (i) if the Target Bonus is based, in whole or in part, on the achievement of individual interim or year-end objectives and Executive has met such objectives at the time of termination, Executive shall be entitled to that portion of the Target Bonus applicable to such interim or year-end objectives regardless of whether such termination occurs before the end of the applicable year and the actual calculation of such Target Bonus for such year; (ii) if the Target Bonus is based, in whole or in part, on subjective performance that portion of the Target Bonus will be paid in accordance with the applicable bonus policy; and (iii) if the Target Bonus is based, in whole or in part, on corporate performance the executive will receive a pro-rata portion of that portion of the Target Bonus (in accordance with the allocation of the corporate bonus plan), such pro-ration will be allocated based upon the number of days  the Executive worked during the applicable calendar year divided by 365.  In the event the corporate portion is calculated at less than 100% attainment, such proration will be applied to the actual corporate attainment; and in such event, Executive shall be entitled to that portion of the Target Bonus applicable to year-end objectives as if Executive was employed for the full year but pro-rated for the number of days during the year that the Executive actually worked prior to termination.

(f)          If Executive disputes the termination of his employment by the Company pursuant to Section 5(b) and such dispute results in a final determination to the effect that the Company did not have a proper basis for such termination, the Company shall promptly pay to Executive all payments Executive would have been entitled to receive had his employment hereunder not been improperly terminated; provided, however, that (i) any payments or benefits under this Section 6(f) shall be reduced by the amount of any payments or benefits provided under any other provision of Section 6 hereof and (ii) any bonus due to the Executive pursuant to Section 4(b) shall be due and paid in accordance with the timing described in such Section 4(b).

(g)          The continuation coverage under any health plans and programs for the periods provided in Section 6(a), (c) and (d) shall be provided (i) at the expense of the Company and (ii) in satisfaction of the Company's obligation under Section 4980B of the Internal Revenue Code (and any similar state law) with respect to the period of time such benefits are continued hereunder.

(h)          This Section 6 sets forth the only obligations of the Company with respect to the termination of Executive's employment with the Company, and Executive acknowledges that, upon the termination of his employment, he shall not be entitled to any payments or benefits from the Company which are not explicitly provided herein.  Notwithstanding the foregoing, the Company’s obligations in this Section 6 are conditioned absolutely on Executive’s delivery to the Company of an effective general release of claims, which such release shall be substantially in the form attached hereto as Exhibit A.

7.          Covenant Regarding Inventions and Copyrights.

Executive shall disclose promptly to the Company any and all inventions, discoveries, improvements and patentable or copyrightable works initiated, conceived or made by him, either alone or in conjunction with others, during the Term and related to the business or activities of the Company and he assigns all of his interest therein to the Company or its nominee; whenever requested to do so by the Company, Executive shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain letters patent or copyrights of the United States or any foreign country, or otherwise protect the Company's interest therein.  These obligations shall continue beyond the conclusion of the Term with respect to inventions, discoveries, improvements or copyrightable works related to the business or activities of the Company initiated, conceived or made by Executive during the Term and shall be binding upon Executive's assigns, executors, administrators and other legal representatives.

8.          Protection of Confidential Information.

Executive acknowledges that he has been and will be provided with information about, and his employment by the Company will, throughout the Term, bring him into close contact with, many confidential affairs of the Company, including proprietary information about costs, profits, markets, sales, products, key personnel, pricing policies, operational methods, technical processes and other business affairs and methods, plans for future developments and other information not readily available to the public, all of which are highly confidential and proprietary and all of which were developed by the Company at great effort and expense (“Proprietary Information”).  Executive further acknowledges that the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary and intellectual character, that the business of the Company will be conducted throughout the world (the “Territory”), that its products and services are or will be marketed throughout the Territory, that the Company competes and will compete in all of its business activities with other organizations which are located in any part of the Territory and that the nature of the relationship of Executive with the Company is such that Executive is capable of competing with the Company from nearly any location in the Territory.  In recognition of the foregoing, Executive covenants and agrees during the Term and for so long as the information referred to herein remains confidential:

(i)          That he will keep secret all Proprietary Information and confidential matters of the Company and not disclose them to anyone outside of the Company, either during or after the Term, except with the Company's prior written consent or as otherwise required by law, provided that Executive gives the Company prompt notice of any legal demand for disclosure and cooperates with the Company in attempting to quash such legal demand;

(ii)          That he will not make use of any such Proprietary Information or confidential matters for his own purposes or the benefit of anyone other than the Company; and

(iii)          That he will deliver promptly to the Company on termination of this Agreement, or at any time the Company may so request, all Proprietary Information and confidential memoranda, notes, records, reports and other confidential documents (and all copies thereof) relating to the business of the Company, which he may then possess or have under his control.

The foregoing shall not apply to information or confidential matters of the Company to the extent, but only to the extent, that such information: (i) is already known to Executive free of any restriction at the time it is obtained from the Company; (ii) becomes publicly available through no wrongful act of Executive; or (iii) is independently developed by Executive without reference to any confidential matters of the Company.

9.          Restriction on Competition, Interference and Solicitation.

(a)          In recognition of the considerations described in Section 8 hereof, Executive covenants and agrees that, during the term of Executive’s employment hereunder and for a period of twelve (12) months thereafter absent a Change in Control and twenty-four (24) months thereafter following a Change in Control, Executive will not, directly or indirectly, (A) enter into the employ of, or render any services to, any person, firm or corporation engaged in any business competitive with the business of the Company in any part of the Territory in which the Company is actively engaged in business on the date of termination or is actively planning to be so engaged; (B) engage in any such business for his own account; (C) become involved in any such business as a partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor, franchisee or in any other relationship or capacity; or (D) interfere with the Company's relationship with, or endeavor to entice away from the Company, any person, firm, corporation, governmental entity or other business organization who or which is or was a customer or supplier of, or maintained a business relationship with, the Company at any time during the Term, or which the Company has solicited or prepared to solicit (including, without limitation, by making any negative statements or communications about the Company); provided, however, that the provisions of clause (A) shall not be deemed to preclude Executive from engagement by a corporation some of the activities of which are competitive with the business of the Company if Executive’s engagement does not relate, directly or indirectly, to such competitive business, and nothing contained in this Section 9(a) shall be deemed to prohibit Executive from acquiring or holding, solely for investment, publicly traded securities of any corporation some of the activities of which are competitive with the business of the Company so long as such securities do not, in the aggregate, constitute two percent (2%) or more of any class or series of outstanding securities of such corporation.

(b)          In recognition of the considerations described in Section 8 hereof, Executive covenants and agrees that, during the term of Executive’s employment hereunder and for a period of twelve (12) months thereafter absent a Change in Control and twenty-four (24) months thereafter following a Change in Control, Executive will not, directly or indirectly, interfere with the Company's relationship with, or endeavor to employ or entice away from the Company, any person who is or was an employee of the Company at any time during the Term.

10.          Specific Remedies.

For purposes of Sections 7, 8 and 9 of this Agreement, references to the Company shall include all current and future majority-owned subsidiaries of the Company and all current and future joint ventures in which the Company shall have a significant ownership or operational interest.  It is understood by Executive and the Company that the covenants contained in Sections 7, 8 and 9 hereof are essential elements of this Agreement and that, but for the agreement of Executive to comply with such covenants, the Company would not have agreed to enter into this Agreement.  Executive agrees that the covenants of Sections 7, 8 and 9 hereof are reasonable and valid.  If Executive commits a breach of any of the provisions of Sections 7, 8 or 9 hereof, such breach shall be deemed to be grounds for termination for Cause.  In addition, Executive acknowledges that the Company may have no adequate remedy at law if he violates any of the terms hereof.  Executive therefore understands and agrees that the Company shall have (i) the right to have such provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company, and (ii) the right to require Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments and other benefits (collectively “Benefits”) derived or received by Executive as a result of any transaction constituting a breach of any of the provisions of Sections 7, 8 or 9, and Executive hereby agrees to account for and pay over such Benefits to the Company.

11.          Independence, Severability And Non-Exclusivity.

Each of the rights enumerated in Sections 7, 8 or 9 hereof and the remedies enumerated in Section 10 hereof shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity.  If any of the covenants contained in Sections 7, 8 or 9, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or right or remedies which shall be given full effect without regard to the invalid portions.  The parties intend to and do hereby confer jurisdiction to enforce the covenants contained in Sections 7, 8 or 9 and the remedies enumerated in Section 10 upon the federal and state courts of New Jersey sitting in the City of Trenton.  If any of the covenants contained in Sections 7, 8 or 9 is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall be the power to reduce the duration and/or area of such provision and in its reduced form said provision shall then be enforceable.  No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect the Company's right to the relief provided in Section 10 or otherwise in the courts of any other state or jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, such covenants being, for this purpose, severable into diverse and independent covenants.

12.          Disputes.

IF THE COMPANY OR EXECUTIVE SHALL DISPUTE ANY TERMINATION OF EXECUTIVE’S EMPLOYMENT HEREUNDER OR IF A DISPUTE CONCERNING ANY PAYMENT HEREUNDER SHALL EXIST:

(A)  EITHER PARTY SHALL HAVE THE RIGHT (BUT NOT THE OBLIGATION), IN ADDITION TO ALL OTHER RIGHTS AND REMEDIES PROVIDED BY LAW, TO COMPEL BINDING, ENFORCEABLE AND NON-APPEALABLE ARBITRATION OF THE DISPUTE IN MERCER COUNTY, NEW JERSEY UNDER THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION BY GIVING WRITTEN NOTICE OF ARBITRATION TO THE OTHER PARTY WITHIN THIRTY (30) DAYS AFTER NOTICE OF SUCH DISPUTE HAS BEEN RECEIVED BY THE PARTY TO WHOM NOTICE HAS BEEN GIVEN; AND

(B)  IF SUCH DISPUTE (WHETHER OR NOT SUBMITTED TO ARBITRATION PURSUANT TO SECTION 12(A) HEREOF) RESULTS IN A DETERMINATION THAT (I) THE COMPANY DID NOT HAVE THE RIGHT TO TERMINATE EXECUTIVE’S EMPLOYMENT UNDER THE PROVISIONS OF THIS AGREEMENT OR (II) THE POSITION TAKEN BY EXECUTIVE CONCERNING PAYMENTS TO EXECUTIVE IS CORRECT, THE COMPANY SHALL PROMPTLY PAY, OR IF THERETOFORE PAID BY EXECUTIVE, SHALL PROMPTLY REIMBURSE EXECUTIVE FOR, ALL COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES) REASONABLY INCURRED BY EXECUTIVE IN CONNECTION WITH SUCH DISPUTE. IN THE EVENT THAT SUCH DISPUTE (WHETHER OR NOT SUBMITTED TO ARBITRATION PURSUANT TO SECTION 12(A) HEREOF) RESULTS IN A DETERMINATION THAT (I) THE COMPANY DID HAVE THE RIGHT TO TERMINATE EXECUTIVE’S EMPLOYMENT UNDER THE PROVISIONS OF THIS AGREEMENT OR (II) THE POSITION TAKEN BY THE COMPANY CONCERNING PAYMENTS TO EXECUTIVE IS CORRECT, EXECUTIVE SHALL PROMPTLY PAY, OR IF THERETOFORE PAID BY THE COMPANY, SHALL PROMPTLY REIMBURSE THE COMPANY FOR, ALL COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES) REASONABLY INCURRED BY THE COMPANY IN CONNECTION WITH SUCH DISPUTE.

13.          Successors; Binding Agreement.

In the event of a future disposition by the Company (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its business and/or assets in a transaction to which Executive consents, the Company will require any successor, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such disposition had taken place.

This Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive's personal or legal representatives, executors, administrators, administrators cta, successors, heirs, distributees, devisees and legatees.  If Executive should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's estate.  This Agreement shall also be binding on the Company’s successors and assigns.

14.          Notices.

All notices, consents and other communications required or permitted to be given by any party hereunder shall be in writing (including telecopy or other similar writing) and shall be given be personal delivery, certified or registered mail, postage prepaid, email or facsimile transmission (or other similar writing) as follows:

To the Company:
1009 Lenox Dr.
Suite 101
Lawrence Township, New Jersey 08648
Attn:  Chief Executive Officer

With a copy to:
Cooley LLP
500 Boylston Street, 14th Floor
Boston, MA  02116-3736
Attn:  Miguel Vega, Esq.

To Executive at his residence address in the Company’s records,

or at such other address or facsimile number (or other similar number) as either party may from time to time specify to the other.  Any notice, consent or other communication required or permitted to be given hereunder shall have been deemed to be given on the date of mailing, personal delivery or facsimile or other similar means (provided the appropriate answer back is received) thereof and shall be conclusively presumed to have been received on the second business day following the date of mailing or, in the case of personal delivery or facsimile or other similar means, the day of delivery thereof, except that a change of address shall not be effective until actually received.

15.          Modifications And Waivers.

No term, provision or condition of this Agreement may be modified or discharged unless such modification or discharge is authorized by the Compensation Committee and the Board and is agreed to in writing and signed by Executive.  No waiver by either party hereto of any breach by the other party hereto of any term, provision or condition of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

16.          Entire Agreement.

This Agreement constitutes the entire understanding between the parties hereto relating to the subject matter hereof, superseding all negotiations, prior discussions, preliminary agreements and agreements relating to the subject matter hereof made prior to the date hereof.

17.          Law Governing.

Except as otherwise explicitly noted, this Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey (without giving effect to the principles of conflicts of law).

18.          Invalidity.

Except as otherwise specified herein, the invalidity or unenforceability of any term or terms of this Agreement shall not invalidate, make unenforceable or otherwise affect any other term of this Agreement which shall remain in full force and effect.

19.          Headings.

The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

20.          Internal Revenue Code Section 409a Compliance.

          (a)          The parties agree that this Agreement shall be interpreted to comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder to the extent applicable (collectively, “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.  In no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on Executive under Code Section 409A or any damages for failing to comply therewith.

          (b)          A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” (within the meaning of Code Section 409A), and for purposes of this Agreement, references to a “resignation”, “termination”, “termination of employment”, “expiration” or like terms shall mean Separation from Service.

          (c)          Notwithstanding any other provision of this Agreement to the contrary, if, at the time of Executive’s Separation from Service, Executive is a “Specified Employee (as hereinafter defined), then the Company will defer the payment or commencement of any nonqualified deferred compensation subject to Code Section 409A payable upon Separation from Service (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six (6) months following the Separation from Service or, if earlier, the earliest other date as is permitted under Code Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6) month period or such shorter period, if applicable).  Executive will be a “Specified Employee” for purposes of this Agreement if, on the date of Executive’s Separation from Service, Executive is an individual who is, under the method of determination adopted by the Company, designated as, or within the category of employees deemed to be, a “Specified Employee” within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i).  The Company shall determine in its sole discretion all matters relating to who is a “Specified Employee” and the application and effects of the change in such determination.

          (d)          If, under this Agreement, an amount is to be paid in installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

          (e)          To the extent any reimbursement of costs and expenses provided for under this Agreement constitutes taxable income to Executive for Federal income tax purposes, all such reimbursements shall be made no later than December 31 of the calendar year next following the calendar year in which the costs or expenses to be reimbursed are incurred.

          (f)          In the event that the amounts Executive is entitled to receive upon a Separation from Service pursuant to Section 5(c) are subject to the requirements of Code Section 409A, then, notwithstanding anything herein to the contrary, the first payment of such amounts shall be made on the sixtieth (60th) day after Executive’s Separation from Service and shall include payment of any amounts that would otherwise be due prior thereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year set forth above.

FACTOR SYSTEMS, INC. d/b/a/ BILLTRUST

By:	/s/ Flint Lane
Flint Lane
Chief Executive Officer

/s/ Mark Shifke
Mark Shifke

Exhibit A

Form of Separation Release